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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. _____1______)*


Meristar Hotels & Resorts
(Name of Issuer)

Common stock, par value $.01
(Title of Class of Securities)

589988104
(CUSIP Number)

December 31, 1999
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X]
Rule 13d-1(b)
[ ]
Rule 13d-1(c)
[ ]
Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 589988104










1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons
(entities only).

First Capital Alliance Limited Partnership  36-
3769190










2.
Check the Appropriate Box if a Member of a Group
(See Instructions)






(a)
X





(b)
 ........................................
 ........................................
 ........................................
 ....................................








3.
SEC Use Only
 ...................................................
 ...................................................
 ......................................









4.
Citizenship or Place of Organization

Illinois








Number of
Shares
Beneficially
Owned by
Each Reporting
Person With







5.
Sole Voting Power

1,218,150









6.
Shared Voting Power

- 0 -









7.
Sole Dispositive Power

1,218,150









8.
Shared Dispositive Power

- 0 -








9.
Aggregate Amount Beneficially Owned by Each
Reporting Person

1,218,150 common shares










10.
Check if the Aggregate Amount in Row (11) Excludes
Certain Shares (See
Instructions).................................









11.
Percent of Class Represented by Amount in Row (11)

3.96%










12.
Type of Reporting Person (See Instructions)


                                         PN


























CUSIP No. 589988104










1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons
(entities only).

First Capital Alliance L.L.C.  36-3783642










2.
Check the Appropriate Box if a Member of a Group
(See Instructions)






(a)
X





(b)
 ........................................
 ........................................
 ........................................
 ....................................








3.
SEC Use Only
 ...................................................
 ...................................................
 ......................................









4.
Citizenship or Place of Organization

Illinois








Number of
Shares
Beneficially
Owned by
Each Reporting
Person With







5.
Sole Voting Power

- 0 -









6.
Shared Voting Power

1,218,150









7.
Sole Dispositive Power

- 0 -









8.
Shared Dispositive Power

1,218,150








9.
Aggregate Amount Beneficially Owned by Each
Reporting Person

1,218,150 common shares










10.
Check if the Aggregate Amount in Row (11) Excludes
Certain Shares (See
Instructions).................................









11.
Percent of Class Represented by Amount in Row (11)

3.96%









12.
Type of Reporting Person (See Instructions)


                                          OO
















CUSIP No. 589988104










1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons
(entities only).

Henry Chu  ###-##-####










2.
Check the Appropriate Box if a Member of a Group
(See Instructions)






(a)
X





(b)
 ........................................
 ........................................
 ........................................
 ....................................








3.
SEC Use Only
 ...................................................
 ...................................................
 ......................................









4.
Citizenship or Place of Organization

United States Citizen








Number of
Shares
Beneficially
Owned by
Each Reporting
Person With







5.
Sole Voting Power

- 0 -









6.
Shared Voting Power

1,218,150









7.
Sole Dispositive Power

- 0 -









8.
Shared Dispositive Power

1,218,150








9.
Aggregate Amount Beneficially Owned by Each
Reporting Person

1,218,150 common shares










10.
Check if the Aggregate Amount in Row (11) Excludes
Certain Shares (See
Instructions).................................









11.
Percent of Class Represented by Amount in Row (11)

3.96%










12.
Type of Reporting Person (See Instructions)


                                          IN
















CUSIP No. 589988104










1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons
(entities only).

Richard Newman  ###-##-####










2.
Check the Appropriate Box if a Member of a Group
(See Instructions)






(a)
X





(b)
 ........................................
 ........................................
 ........................................
 ....................................








3.
SEC Use Only
 ...................................................
 ...................................................
 ......................................









4.
Citizenship or Place of Organization

United States Citizen








Number of
Shares
Beneficially
Owned by
Each Reporting
Person With







5.
Sole Voting Power

- 0 -









6.
Shared Voting Power

1,218,150








7.
Sole Dispositive Power

- 0 -









8.
Shared Dispositive Power

1,218,150








9.
Aggregate Amount Beneficially Owned by Each
Reporting Person

1,218,150 common shares










10.
Check if the Aggregate Amount in Row (11) Excludes
Certain Shares (See
Instructions).................................









11.
Percent of Class Represented by Amount in Row (11)

3.96%










12.
Type of Reporting Person (See Instructions)


                                          IN















SCHEDULE 13-G
Meristar Hotels & Resorts
Filed by First Capital Alliance Limited Partnership,
First Capital Alliance L.L.C.,
Richard Newman and Henry Chu




Item 1.




(a)
Name of Issuer

Meristar Hotels & Resorts, Inc.




(b)
Address of Issuer's Principal Executive
Offices

1010 Wisconsin Ave., N.W., Ste. 650
Washington, DC 20007
Common Stock of Meristar Hotels and Resorts







Item 2.





(a)
Name of Person Filing

First Capital Alliance Limited Partnership




(b)
Address of Principal Business Office or, if none, Residence

440 S. LaSalle Street, Ste. 1614
Chicago, Illinois 60605




(c)
Citizenship

United States; organized in Illinois




(d)
Title of Class of Securities

Common stock of Meristar Hotels & Resorts.




(e)
CUSIP Number

589988104







Item 3.
If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:




(a)
[ X]
Broker or dealer registered
under section 15 of the Act
(15 U.S.C. 78o).


(b)
[ ]
Bank as defined in section
3(a)(6) of the Act (15 U.S.C.
78c).


(c)
[ ]
Insurance company as defined
in section 3(a)(19) of the
Act (15 U.S.C. 78c).


(d)
[ ]
Investment company registered
under section 8 of the
Investment Company Act of
1940 (15 U.S.C 80a-8).


(e)
[ ]
An investment adviser in
accordance with 240.13d-
1(b)(1)(ii)(E);


(f)
[ ]
An employee benefit plan or
endowment fund in accordance
with 240.13d-1(b)(1)(ii)(F);


(g)
[ ]
A parent holding company or
control person in accordance
with  240.13d-1(b)(1)(ii)(G);


(h)
[ ]
A savings associations as
defined in Section 3(b) of
the Federal Deposit Insurance
Act (12 U.S.C. 1813);


(i)
[ ]
A church plan that is
excluded from the definition
of an investment company
under section 3(c)(14) of the
Investment Company Act of
1940 (15 U.S.C. 80a-3);


(j)
[ ]
Group, in accordance with
240.13d-1(b)(1)(ii)(J).





Item 4.
Ownership.


Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.





(a)
Amount beneficially owned: 1,218,150.



(b)
Percent of class: 3.96%.



(c)
Number of shares as to which the person has:





(i)
Sole power to vote or to
direct the vote
1,218,150.




(ii)
Shared power to vote or to
direct the vote
 0.




(iii)
Sole power to dispose or to
direct the disposition of
1,218,150.




(iv)
Shared power to dispose or to
direct the disposition of
0.
Instruction. For computations regarding securities which represent a right to acquire an underlying security see
240.13d3(d)(1).








Item 5.
Ownership of Five Percent or Less of a Class


If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X].
Instruction: Dissolution of a group requires a response to this item.








Item 6.
Ownership of More than Five Percent on Behalf of Another
Person.


The Limited Partners of First Capital Alliance Limited Partnership have the right to receive dividends from the proceeds from the sale of common stock of Meristar Hotels and Resorts, Inc. No other persons, other than the persons included in this
Schedule 13G, are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.









Item 7.
Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on By the
Parent Holding Company


                          Not Applicable








Item 8.
Identification and Classification of Members of the Group


                          Not Applicable








Item 9.
Notice of Dissolution of Group


                          Not Applicable








Item 10.
Certification



(a)
The following certification shall be included if the statement is filed pursuant to 240.13d-1(b):
By signing below I certify that, to the
best of my knowledge and belief, the
securities referred to above were
acquired and are held in the ordinary
course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.






Item 2.





(a)
Name of Person Filing

First Capital Alliance L.L.C.




(b)
Address of Principal Business Office or, if none, Residence

440 S. LaSalle Street, Ste. 1614
Chicago, Illinois 60605




(c)
Citizenship

United States; organized in Illinois




(d)
Title of Class of Securities

Common stock of Meristar Hotels and Resorts.




(e)
CUSIP Number

589988104







Item 3.
If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:




(a)
[ ]
Broker or dealer registered
under section 15 of the Act
(15 U.S.C. 78o).


(b)
[ ]
Bank as defined in section
3(a)(6) of the Act (15 U.S.C.
78c).


(c)
[ ]
Insurance company as defined
in section 3(a)(19) of the
Act (15 U.S.C. 78c).


(d)
[ ]
Investment company registered
under section 8 of the
Investment Company Act of
1940 (15 U.S.C 80a-8).


(e)
[ ]
An investment adviser in
accordance with 240.13d-
1(b)(1)(ii)(E);


(f)
[ ]
An employee benefit plan or
endowment fund in accordance
with 240.13d-1(b)(1)(ii)(F);


(g)
[X]
A parent holding company or
control person in accordance
with  240.13d-1(b)(1)(ii)(G);


(h)
[ ]
A savings associations as
defined in Section 3(b) of
the Federal Deposit Insurance
Act (12 U.S.C. 1813);


(i)
[ ]
A church plan that is
excluded from the definition
of an investment company
under section 3(c)(14) of the
Investment Company Act of
1940 (15 U.S.C. 80a-3);


(j)
[ ]
Group, in accordance with
240.13d-1(b)(1)(ii)(J).





Item 4.
Ownership.


Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.





(a)
Amount beneficially owned: 1,218,150.



(b)
Percent of class: 3.96%.



(c)
Number of shares as to which the person has:





(i)
Sole power to vote or to
direct the vote
0.




(ii)
Shared power to vote or to
direct the vote
1,218,150.




(iii)
Sole power to dispose or to
direct the disposition of 0.




(iv)
Shared power to dispose or to
direct the disposition of
1,218,150.
Instruction. For computations regarding securities which represent a right to acquire an underlying security see
240.13d3(d)(1).








Item 5.
Ownership of Five Percent or Less of a Class


If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].
Instruction: Dissolution of a group requires a response to this item.








Item 6.
Ownership of More than Five Percent on Behalf of Another
Person.


The Limited Partners of First Capital Alliance Limited Partnership have the right to receive dividends from the proceeds from the sale of common stock of Meristar Hotels and Resorts, Inc. No other persons, other than the persons included in this
Schedule 13G, are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.








Item 7.
Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on By the
Parent Holding Company


                          Not Applicable








Item 8.
Identification and Classification of Members of the Group


                          Not Applicable








Item 9.
Notice of Dissolution of Group


                          Not Applicable








Item 10.
Certification




(a)
The following certification shall be included if the statement is filed pursuant to 240.13d-1(b):
By signing below I certify that, to the
best of my knowledge and belief, the
securities referred to above were
acquired and are held in the ordinary
course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





Item 2.





(a)
Name of Person Filing

Henry Chu




(b)
Address of Principal Business Office or, if none, Residence

440 S. LaSalle Street, Ste. 1614
Chicago, Illinois 60605




(c)
Citizenship

United States; organized in Illinois




(d)
Title of Class of Securities

Common stock of Meristar Hotels and Resorts




(e)
CUSIP Number

589988104







Item 3.
If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:




(a)
[ ]
Broker or dealer registered
under section 15 of the Act
(15 U.S.C. 78o).


(b)
[ ]
Bank as defined in section
3(a)(6) of the Act (15 U.S.C.
78c).


(c)
[ ]
Insurance company as defined
in section 3(a)(19) of the
Act (15 U.S.C. 78c).


(d)
[ ]
Investment company registered
under section 8 of the
Investment Company Act of
1940 (15 U.S.C 80a-8).


(e)
[ ]
An investment adviser in
accordance with 240.13d-
1(b)(1)(ii)(E);


(f)
[ ]
An employee benefit plan or
endowment fund in accordance
with 240.13d-1(b)(1)(ii)(F);


(g)
[X]
A parent holding company or
control person in accordance
with 240.13d-1(b)(1)(ii)(G);


(h)
[ ]
A savings associations as
defined in Section 3(b) of
the Federal Deposit Insurance
Act (12 U.S.C. 1813);


(i)
[ ]
A church plan that is
excluded from the definition
of an investment company
under section 3(c)(14) of the
Investment Company Act of
1940 (15 U.S.C. 80a-3);


(j)
[ ]
Group, in accordance with
240.13d-1(b)(1)(ii)(J).





Item 4.
Ownership.


Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.





(a)
Amount beneficially owned: 1,218,150.



(b)
Percent of class: 3.96%.



(c)
Number of shares as to which the person has:





(i)
Sole power to vote or to
direct the vote
0.




(ii)
Shared power to vote or to
direct the vote
1,218,150.




(iii)
Sole power to dispose or to
direct the disposition of 0.




(iv)
Shared power to dispose or to
direct the disposition of
1,218,150.
Instruction. For computations regarding securities which represent a right to acquire an underlying security see
240.13d3(d)(1).








Item 5.
Ownership of Five Percent or Less of a Class


If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].
Instruction: Dissolution of a group requires a response to this item.








Item 6.
Ownership of More than Five Percent on Behalf of Another
Person.


The Limited Partners of First Capital Alliance Limited Partnership have the right to receive dividends from the proceeds from the sale of common stock of Meristar Hotels and Resorts, Inc. No other persons, other than the persons included in this
Schedule 13G, are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.








Item 7.
Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on By the
Parent Holding Company


                          Not Applicable








Item 8.
Identification and Classification of Members of the Group


                          Not Applicable








Item 9.
Notice of Dissolution of Group


                          Not Applicable








Item 10.
Certification




(a)
The following certification shall be included if the statement is filed pursuant to 240.13d-1(b):
By signing below I certify that, to the
best of my knowledge and belief, the
securities referred to above were
acquired and are held in the ordinary
course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





Item 2.





(a)
Name of Person Filing

Richard Newman




(b)
Address of Principal Business Office or, if none, Residence

440 S. LaSalle Street, Ste. 1614
Chicago, Illinois 60605




(c)
Citizenship

United States; organized in Illinois




(d)
Title of Class of Securities

Common stock of Meristar Hotels and Resorts




(e)
CUSIP Number

589988104







Item 3.
If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:




(a)
[ ]
Broker or dealer registered
under section 15 of the Act
(15 U.S.C. 78o).


(b)
[ ]
Bank as defined in section
3(a)(6) of the Act (15 U.S.C.
78c).


(c)
[ ]
Insurance company as defined
in section 3(a)(19) of the
Act (15 U.S.C. 78c).


(d)
[ ]
Investment company registered
under section 8 of the
Investment Company Act of
1940 (15 U.S.C 80a-8).


(e)
[ ]
An investment adviser in
accordance with 240.13d-
1(b)(1)(ii)(E);


(f)
[ ]
An employee benefit plan or
endowment fund in accordance
with 240.13d-1(b)(1)(ii)(F);


(g)
[X]
A parent holding company or
control person in accordance
with  240.13d-1(b)(1)(ii)(G);


(h)
[ ]
A savings associations as
defined in Section 3(b) of
the Federal Deposit Insurance
Act (12 U.S.C. 1813);


(i)
[ ]
A church plan that is
excluded from the definition
of an investment company
under section 3(c)(14) of the
Investment Company Act of
1940 (15 U.S.C. 80a-3);


(j)
[ ]
Group, in accordance with
240.13d-1(b)(1)(ii)(J).





Item 4.
Ownership.


Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.





(a)
Amount beneficially owned: 1,218,150.



(b)
Percent of class: 3.96%.



(c)
Number of shares as to which the person has:





(i)
Sole power to vote or to
direct the vote
0.




(ii)
Shared power to vote or to
direct the vote
1,218,150.




(iii)
Sole power to dispose or to
direct the disposition of 0.




(iv)
Shared power to dispose or to
direct the disposition of
1,218,150.
Instruction. For computations regarding securities which represent a right to acquire an underlying security see
240.13d3(d)(1).








Item 5.
Ownership of Five Percent or Less of a Class


If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].
Instruction: Dissolution of a group requires a response to this item.








Item 6.
Ownership of More than Five Percent on Behalf of Another
Person.


The Limited Partners of First Capital Alliance Limited Partnership have the right to receive dividends from the proceeds from the sale of common stock of Meristar Hotels and Resorts, Inc. No other persons, other than the persons included in this
Schedule 13G, are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.








Item 7.
Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on By the
Parent Holding Company


                          Not Applicable








Item 8.
Identification and Classification of Members of the Group


                          Not Applicable








Item 9.
Notice of Dissolution of Group


                          Not Applicable








Item 10.
Certification




(a)
The following certification shall be included if the statement is filed pursuant to 240.13d-1(b):
By signing below I certify that, to the
best of my knowledge and belief, the
securities referred to above were
acquired and are held in the ordinary
course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.






SIGNATURE
After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.



February 8, 2000



FIRST CAPITAL ALLIANCE LIMITED PARTNERSHIP

	By:   First Capital Alliance, L.L.C.,
							      Its general
partner

By:


_______________________
							      Richard
Newman, Manager

				                FIRST CAPITAL ALLIANCE
L.L.C

						                 By:



______________________
 .
Richard Newman, Manager



______________________
							        Richard
Newman



______________________
							        Henry Chu


EXHIBIT TO SCHEDULE 13G
DATED FEBRUARY 8, 2000
OF
FIRST CAPITAL ALLIANCE LIMITED PARTNERSHIP
FIRST CAPITAL ALLIANCE L.L.C.
RICHARD NEWMAN AND
HENRY CHU


	First Capital Alliance Limited Partnership ("FCA"), First Capital Alliance L.L.C. ("First Cap"), Richard Newman ("Newman") and Henry Chu ("Chu") hereby agree to the joint filing of the amended Schedule 13G to which this statement is attached be filed on behalf of FCA, First Cap, Newman and Chu, and that any amendments to this Schedule 13G may be filed on behalf of FCA, First Cap, Newman and Chu.




FIRST CAPITAL ALLIANCE LIMITED PARTNERSHIP

	By:   First Capital Alliance, L.L.C.,
							      Its general
partner

By:


_______________________
							      Richard
Newman, Manager

				                FIRST CAPITAL ALLIANCE
L.L.C

						                 By:



______________________
 .
Richard Newman, Manager



______________________
							        Richard
Newman



______________________
							        Henry Chu